EXHIBIT 5.1

William Gleeson
General Counsel
Applied Minerals, Inc.

February 7, 2014

Board of Directors
Applied Minerals, Inc.
Suite 1101
110 Greene Street
New York, New York 10012

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

I have acted as counsel in connection with a Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the registration of

(i)    3,803,526 shares of Common Stock, par value $0.001 per share (“Common Stock”), of Applied Minerals, Inc., a Delaware corporation (the “Company”), that are issuable under options already granted under the 2012 Long Term Incentive Plan (“LTIP Outstanding Options”);

(i) 4,809,517 shares of Common Stock that issuable under awards that may be granted under the 2012 Long Term Incentive Plan or the 2013 Short Term Incentive Plan (“LTIP/STIP Awards”);
(i) 900,000 shares of Common Stockthat are issuable under options already granted under an option agreement with William Gleeson (“Gleeson Options”);
(i) 300,000 shares of Common Stock that are issuable under options already granted under an option agreement with Nat Krishnamurti (“Krishnamurti Options”);
(i) 385,000 shares of Common Stockthat are issuable under options already granted under an option agreement with John Levy (“Levy Options”); and
(i) 200,481 shares of Common Stockthat are issuable under options already granted under an option agreement with Evan Stone (“Stone Options”).

Shares of Common Stock that may be issued pursuant to the LTIP Outstanding Options, LTIP/STIP Awards, Gleeson Options, Krishnamurti Options, Levy Options, and Stone Options are referred to as the “Shares.”

You have requested my opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of rendering that opinion, we have examined (i) the Registration Statement, (ii) the Company’s Certificate of Incorporation and Bylaws, (iii) the 2012 Long Term Incentive Plan and the option agreements relating to options already granted thereunder, the 2012 Short Term Incentive Plan, and the option agreements relating to the Gleeson Options, the Krishnamurti Options, the Levy Options, and the Stone Options (the 2012 Long Term Incentive Plan the 2012 Short Term Incentive Plan,and  the option agreemnts relating to the Gleeson Options, the Krishnamurti Options, the Levy Options, and the Stone Options collectively the “Plans”), (iv) a fact certificate (“Fact Certificate”) executed by the Chief Financial Officer, and (v) the corporate action of the Company that provided for the adoption of the Plans and the grant of options under the 2012 Long Term Incentive Plan and I have made such other investigation as I have deemed appropriate.  In rendering my opinion, I also have made the assumptions that are customary in opinion letters of this kind. I  have not verified any of those assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

We have assumed that the Company will have received full consideration for on exercise of options under the Plans, and any agreed upon consideration in connection with LTIP/STIP awards other than option awards, prior to the issuance of shares of Common Stock thereunder.

Based upon the foregoing, we are of the opinion that each Share that is newly issued will be legally issued, fully paid and non-assessable when (i) the Registration Statement, as it may be amended, shall have become effective under the Securities Act; and (ii) a certificate representing such Share shall have been duly executed, countersigned and registered and duly delivered to the purchaser thereof against payment of the agreed consideration therefor (not less than the par value thereof), if any, determined in accordance with the terms of the Plan.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in the related Prospectus under the caption “Legal Matters”.  In giving our consent I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/ William Gleeson
William Gleeson